                                                                      EXHIBIT 99

              JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(f)(1)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: January 5, 1998

                              TRW INC.

                              By: /s/ William B. Lawrence
                                  William B. Lawrence
                                  Executive Vice President,
                                    General Counsel and Secretary

                              BDM INTERNATIONAL, INC.

                              By: /s/ C. Thomas Faulders, III
                                  C. Thomas Faulders, III
                                  Executive Vice President, Treasurer
                                    and Chief Financial Officer